                                                                 Exhibit 15.01

               Letter re: Unaudited Interim Financial Information

The Board of Directors
Sonic Corp.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan, the Registration Statement (Form S-8 No. 33-40987) pertaining to the 1991 Sonic Corp. Directors' Stock Option Plan, the Registration Statement (Form S-8 No. 33-40988) pertaining to the 1991 Sonic Corp. Stock Purchase Plan, the Registration Statements (Forms S-8 No. 333-09373, No. 33-40989 and No. 33-78576) pertaining to the 1991 Sonic Corp. Stock Option Plan and the Registration Statement (Form S-3 No. 33-95716) for the registration of 1,420,000 shares of its common stock, and the related Prospectuses of our report dated March 23, 1999 relating to the unaudited condensed consolidated interim financial statements of Sonic Corp. which are included in its Form 10-Q for the quarter ended February 28, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                       ERNST & YOUNG LLP

Oklahoma City, Oklahoma
March 23, 1999